Exhibit 15.01
July 26, 2006
To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
Hartford, Connecticut
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the periods ended June 30, 2006 and 2005, as indicated in our report dated July 26, 2006; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in the following registration statements:

Form S-3 Registration Nos.	Form S-8 Registration Nos.
333-88762	333-105707
333-103915	333-49170
333-105392	333-105706
333-108067	333-34092
033-80665
333-12563
333-125489

Form S-4 Registration No.
333-135608
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Hartford, Connecticut